UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K
ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THESECURITIES ACT OF 1933

For the fiscal year ended December 31, 2016

MED-X, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 024-10472

Nevada	46-5473113
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8236 Remmet Avenue Canoga Park, California	91304
(Address of principal executive offices)	(Zip Code)

(818) 349-2870
Registrant’s telephone number, including area code

Common Shares
(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this annual report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this annual report or in the information incorporated by reference into this annual report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	Our research and development of Cannabis medical compounds may not result in commercial products available for sale by us in the future.
•	Lack of market acceptance of our Cannabis and Nature-Cide® products.
•	Inability to obtain legal permission to grow, supply and sell Cannabis.
•	Inability to sell our Cannabis and Nature-Cide® products.
•	Heavy development stage expenditures by us, resulting in substantial operating deficits, especially in the early years of operation.
•	Intense competition, including entry of new competitors.
•	Falling demand for Cannabis for medical or recreational use.
•	Adverse federal, state, and local government regulation, rendering it difficult for us to monetize our potential Cannabis products and services.
•	Heavy government regulation, taxation and licensing requirements in markets where Cannabis is legal.
•	Failure of new markets for Cannabis to become legal and available.
•	Contraction of the market for medical Cannabis in California, including the closing of medical Cannabis dispensaries due to government order.
•	Unexpected costs and operating deficits.
•	Lower sales and revenue than forecast.
•	Default on leases or other indebtedness.
•	Loss of suppliers and supply.
•	Price increases for capital, supplies and materials.
•	Decline of market prices for Cannabis products due to excess supply or for other reasons
•	Inadequate capital and financing and inability to raise capital due to market conditions or for regulatory reasons
•	Failure to obtain customers, loss of customers and failure to obtain new customers.
•	The risk of litigation and administrative proceedings involving us or our employees.
•	Loss of or inability to obtain government licenses and permits.
•	Adverse publicity and news coverage.
•	Inability to carry out marketing and sales plans.
•	Loss of key executives.
•	Losses from theft that cannot be recovered.
•	Dilution of ownership due to issuance of more securities by the Company.
•	Temporary Suspension Order of the Securities and Exchange Commission against the Company not vacated and becomes permanent.
•	Enforcement Actions by the Securities and Exchange Commission.
•	Other specific risks that may be alluded to in this Annual Report or in other reports issued by us or third party publishers.

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Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report on Form 1-K and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1. BUSINESS

General

Med-X, Inc. (“Med-X”, “we”, “us”, “our”, or the “Company”) is a Nevada corporation formed in February, 2014 to develop commercial medicinal applications of Cannabis through compound identification and extraction of Cannabidiol (CBD) and other compounds. We plan to cultivate and sell high quality Cannabis for the consumer and commercial markets only when it is unequivocally legal and we are fully licensed to do so. The Company has also created and is publishing high quality Cannabis industry media content through the Company’s online media platform, www.marijuanatimes.org, and has begun to generate revenue from advertisers with the goal of eventually generating revenue from the online sale of products. The Company has also begun to supply products to the Cannabis agricultural and provisioning industries. These products include licensed Nature-Cide® brands, including Nature-Cide’s Pest Management and All-Purpose formulations as well as preparing the newly developed Nature-Cide insecticidal soil product for Cannabis cultivators in the future. These formulations are a proprietary all natural essential oil insecticide/miticide/nematicide that repel and are proven to kill a wide variety of pests commonly known to damage Cannabis crops. An affiliate of Med-X, Pacific Shore Holdings, Inc., supplies Nature-Cide® to Med-X at a significant discount on a wholesale basis, and Med-X is expected to market and resell the product to Cannabis growers and suppliers throughout the world. In 2014, we issued 10,000,000 shares of our common stock to Pacific Shore Holdings, Inc. in consideration for $10,000 in cash invested and granting by it to us of an exclusive royalty-free worldwide license in perpetuity to distribute Nature-Cide products to Cannabis industry cultivators.

The Company plans on addressing other needs required to support the fast-paced emerging Cannabis industry including compound identification and extraction from Cannabis oils, along with pharmacy automation beginning with Cannabis products and eventually for various pharmaceuticals. The Company may obtain or lease property in California to cultivate once it is legal to do so. If demand from the medical Cannabis industry grows as expected by management, and we can obtain the necessary licenses, the Company may acquire sufficient indoor and outdoor property in California to grow, harvest and sell high quality, custom-bred organic Cannabis for the California medical and recreational and Cannabidiol (CBD) compound needs if and when it becomes legal to do so.

The primary sources of revenue for Med-X are initially expected to be the proceeds from advertising earned from content published on the Company’s media platform, www.marijuanatimes.org. From July 1, 2016 thru December 31, 2016 the media platform recognized 5.8 million unique users, according to Google analytics, a common measurement tool widely used in the advertising industry. The Company also expects to engage in online sales of Cannabis industry related products supplied by the Company and by third party suppliers. The Company has launched an online sales venue www.naturecidecannabis.com, and has also begun sales of the Nature-Cide product line to various cultivators while working with cannabis pest control applicators. Management believes that substantial revenue can be generated through the sale of Nature-Cide® products and other proprietary products to customers engaged in the Cannabis agricultural and hydroponic businesses, which include indoor greenhouse operations. Med-X also plans to research, develop and license or otherwise monetize Cannabis compound identification and extraction techniques for the Cannabis medical industry. Med-X plans to research, develop and monetize a pharmacy automation system for both patient related Cannabis prescription products and various pharmaceutical products. Management believes that Med-X will eventually earn substantial revenue from growing, harvesting and selling high quality, custom-bred organic Cannabis for the California medical and recreational markets, if and when it becomes legal to do so, and for any other markets that become legally available to the Company in the future as a California grower. Med-X management also expects to acquire other related businesses and products that fit into the business model to generate more revenue to enhance the overall long term value of the Company.

Our executive offices are located at 8236 Remmet Avenue, Canoga Park, California 91304and our telephone number is (818) 349-2870. The Company is located adjacent to the executive offices of Pacific Shore Holdings, Inc. and shares warehouse space with it. Our website address is www.MEDX-RX.com and our e-mail address is info@medx-rx.com.

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Plan of Operation

Med-X, Inc. is a Nevada corporation formed in February, 2014 (1) to continue to acquire, create and publish interesting and informative Cannabis industry media content through the Company’s media platform, www.marijuanatimes.org, to generate revenue from advertisers as well as through the sale of industry related products, (2) to continue to sell Nature-Cide® products to Cannabis cultivators throughout the world, and (3) to the extent as legally permitted, to research and develop, through state of the art compound identification and extraction techniques, and market and sell medically beneficial supplements made from the oils synthesized from the Cannabis plant.

The Company’s website, www.marijuanatimes.org, has been displaying Cannabis industry news and information since its launch in July, 2015. The content is designed to cover a wide variety of topics relating to the industry on an ongoing basis, including news and current events, as well as the business, financial, legislative, legal, cultural, medical, scientific and technological aspects of the industry on a national and international level. Stories, columns, advice and analysis come from a combination of regular consultants and contributors, freelance and staff writers, Company personnel and public news sources. The Company also plans to eventually add online ecommerce to its website, offering industry ancillary products for sale from third party suppliers and from its own product line. The Company’s media division, now called the MJT Network, will be profitable if and when to the extent that the revenue from advertisers, sponsors and product sales exceeds the cost of the content (expected to be writers’ and content licensing fees) and products offered for sale. We do not anticipate stocking an inventory of third party products for sale, rather, we expect to fill orders on a real-time basis directly from third party fulfillment sources.

The Company plans to supply products to the Cannabis agricultural and supply industries, including recently licensed Nature-Cide® brands such as Nature-Cide’s® Pest Management and All-Purpose formulations, as well as a special insecticidal soil, for which we filed a patent application with the United States Office of Patents and Trademarks on June 3, 2015. Nature-Cide® is a proprietary all natural essential oil insecticide/miticide/nematicide that repels and kills a wide variety of pests, including insects that are commonly known to damage Cannabis crops. The Colorado Department of Agriculture has approved the Nature-Cide Pest Management and All-Purpose formulations for use on Cannabis crops grown in Colorado. The state of and Oregon has done the same, and the state of Washington has approved the Nature-Cide All-Purpose formulation. Nature-Cide® is owned, manufactured and distributed by Pacific Shore Holdings, Inc. (“Pacific Shore”), an affiliate of Med-X. Pacific Shore granted us an exclusive license to use and market the Nature-Cide® brand for the Cannabis industry on a royalty free, worldwide basis in perpetuity, in consideration for Med-X common stock. Pacific Shore will supply Nature-Cide® to Med-X on a distribution discount basis, and Med-X is expected to market and resell the product to Cannabis growers and suppliers throughout the world. Med-X may also subcontract the Nature-Cide® service truck from Pacific Shore to service California approved medicinal Cannabis cultivation centers, to help combat known insects encountered by medicinal consumers in their indoor and outdoor cultivations.

The Company’s compound identification and extraction research and development operations, conducted in 2015 and early 2016, and testing of the Nature-Cide products, were conducted on a limited basis primarily for that purpose, to validate our research results and claims. Related patient cultivation and genetic research and development were conducted on the Company’s leased property in an existing 600 square foot indoor cultivation center in Los Angeles County, California, where Cannabis patients cultivated controlled quantities of high quality Cannabis, which they harvested and stored for research and medical use to the extent permitted by California law. The fundamental premise of the operation was to make Cannabis oil from the plant, extract a variety of medicinal compounds from the oil, especially the non-THC Cannabidiol (CBD) compounds found in Cannabis and, when seeking supplements for pain management and relief, also THC compounds, testing the efficacy of the supplement prototypes, and when legally permitted, producing, marketing and selling natural supplements containing these compounds. We also sought to verify the effectiveness of the Nature-Cide products. The Company has purchased and utilized special equipment designed to facilitate the compound identification and extraction process. Preliminary research in the industry indicates that CBD-based compounds from Cannabis may be effective in treating the symptoms of certain neurological pathologies, but there is much additional research needed to reliably commercialize CBDs for medical purposes. There is no assurance that the Company will be successful in making or selling any medicinal supplements from the CBD or THC compounds identified and extracted by it.

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Once and if Cannabis is legalized for recreational use in California, the Company may apply for cultivation licensing and may also plan to acquire sufficient indoor and outdoor farm property in California to grow, harvest and sell high quality, custom-bred organic Cannabis for the California medical and recreational Cannabis markets for compound identification and extraction, consumption and for any other market that becomes legally available to the Company in the future as a California grower.

The primary sources of revenue for Med-X are expected to be the proceeds from advertising dollars generated from content published on the Company’s media outlet, www.marijuanatimes.org, as well as through the sale of industry related merchandise. Management also believes that substantial revenue can be earned from the sale of Nature-Cide® and other proprietary products and services to medicinal use patients who are engaged in legal Cannabis cultivation as well as the Cannabis agricultural business, including indoor greenhouse operations. Med-X may also earn revenue from providing consulting services to other Cannabis industry participants. In the short run, advertising, consulting services, licensing, sale of Nature-Cide products and other methods of monetization may be utilized. In the long run, revenue is anticipated from the Company’s planned Cannabis compound identification and extraction system along with our planned pharmacy automation of Cannabis prescription products and eventually various pharmaceutical products, assuming our research and development of those planned products and services are successful. No revenue is expected from the sale of Cannabis or medicinal Cannabis compounds for medical or recreational use until such sale is legal to do. In the long run, management believes it will see revenue from growing, harvesting and selling high quality, custom-bred Cannabis for the California medical markets, as well as the recreational Cannabis markets assuming Cannabis is generally legalized in the future. As a California grower, the Company will approach other markets that become legally available to it in the future, if any.

Compound Identification and Extraction

There are various types of Cannabis strains that produce beneficial medicinal effects, including pain and nausea control, appetite stimulation, reduced muscle spasm, improved sleep, and other indications. Individual strains will have differing cannabinoid and terpene content, producing noticeably different effects. For instance, strains with more CBD tend to produce better pain and spasticity relief. Effects will also vary for an individual based on the setting in which it is used and the person's physiological state when using it. There are more than 400 different compounds in Cannabis, and continuous testing and recognition of these compounds is in high demand. When it’s legal to do so, the Company plans to conduct laboratory studies to identify the expected potential of each compound as well as acquiring additional machinery needed to properly extract those compounds to treat patients suffering from pain and nausea, to stimulate appetite when needed, and to address stress and sleep management. There may be other neurological pathologies that can be treated with these compounds and the benefits may or may not be limited to controlling the symptoms of those diseases. Considerably more research of Cannabis compounds is needed to assess the commercial potential of them for medical applications. The Company will not market or sell any of these compounds, or supplements or medicines made from these compounds, until it is clearly legal to do so. Consequently, such products, even if successfully developed by the Company, are not expected to generate revenue in the short term.

Nature-Cide®

Comprised of various essential oils such as cedar oil, cinnamon oil, clove oil, cottonseed oil and other natural ingredients, Nature-Cide® is a pleasantly aromatic, chemical free insecticide/pesticide/miticide/nematicide and repellent that kills or deters a variety of different pests, including spider mites, white flies, caterpillars and other pests associated with agriculture. Nature-Cide® products are also proven in commercial and residential environments, and kill or deter a wide variety of household insects including bed bugs, flies, fleas, ants, roaches, and mosquitoes.

Nature-Cide® contains no poisonous chemicals most commonly found in many other insecticides and insect repellents. In addition to cedar oil, cinnamon oil, and cottonseed oil, Nature-Cide® may also contain citronella oil, clove oil, garlic oil, mint oil, peppermint oil, geranium oil, lemon grass oil, and rosemary oil, all of which are recognized by the EPA as FIFRA 25b MINIMUM RISK PESTICIDE compounds. Cedar oil is a natural repellent found to be effective in the states with swamps for eradicating mosquitoes without harming the ecosystem. By the same token, cinnamon oil is known in Guam for warding off snakes from rail cars. One of our Nature-Cide® formulas is an insecticide that kills various insects on contact, including but not limited to ants, fleas, mites, slugs, snails, silverfish, mosquitoes, cockroaches and a variety of other insects. Several Nature-Cide® formulas also act as an effective repellent for other insects, reptiles and rodents.

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Nature-Cide® is classified as a MINIMUM RISK PESTICIDE under FIFRA (25b) and is exempt from federal registration by the Environmental Protection Agency (“EPA”). Unlike other repellents and insecticide products which contain toxic chemicals, Nature-Cide® is safe for all environments. Pacific Shore has developed several formulations of Nature-Cide® for use indoors, outdoors, on humans, and on pets. As of July 31, 2014, the Nature-Cide® All-Purpose insecticide formulation has been registered in all states that require EPA registration. In addition, the Colorado, Washington and Oregon Departments of Agriculture have approved the Nature-Cide All-Purpose product for use on Cannabis crops grown in Colorado, Washington and Oregon.

Nature-Cide® products have been field tested for over three years on ranch homes in the Santa Monica Mountains, from Bel Air to Malibu as well as being third party tested in laboratory settings. Nature-Cide’s research and development and field testing has evolved into a Pest Management Service, a division of Pacific Shore, and is now recognized and licensed in the State of California as a state applicator with a Qualified Applicators License # 133658 for agricultural, commercial and landscape residential settings. This being said, the Nature-Cide products and services division has begun consulting, supplying and small Cannabis cultivators in Southern California.

Nature-Cide® License and Patent Application

In September, 2014, the Company entered into a license agreement with Pacific Shore granting Med-X the exclusive sublicense to distribute Nature-Cide products to Cannabis cultivators throughout the world in perpetuity on a royalty-free basis, subject to termination in certain circumstances such as a material breach of the agreement by Med-X or our insolvency. In consideration for this license, Med-X issued 10,000,000 shares of its founder’s common stock, or approximately 11% of its total issued and outstanding common stock at inception, to Pacific Shore.

Pacific Shore has an exclusive royalty-free worldwide master license in perpetuity from Matthew Mills, one of the founders of the Company and Pacific Shore, to commercialize the Nature-Cide brand and line of products. The master license can be terminated by Mr. Mills in certain circumstances, such as a material breach of the agreement by Pacific Shore or its insolvency, which could affect our sublicense from Pacific Shore. In such event, Mr. Mills, as the master licensor and owner of the Nature-Cide brand, would have the right to reaffirm our sublicense or enter into a new one with us.

In June, 2015 Med-X filed a patent application with the United States Office of Patents and Trademarks for its proprietary process of infusing Nature-Cide and other beneficial substances into growing soil for the agricultural and Cannabis industries. Matthew Mills, our President, is named as the inventor. If this patent is granted, it will be owned exclusively by Med-X, and Pacific Shore has agreed to amend its license agreement with Med-X accordingly. In the meantime, Med-X plans to market and sell its Nature-Cide insecticidal soil to Cannabis cultivators.

Automated Pharmacy System for Pharmaceuticals and Cannabis

The benefits of automated pharmacy systems are substantial and the widespread need to adopt this technology is long overdue. Until now, the reality has been that only large-volume pharmacies and hospitals could justify an investment in automating their pharmacy systems. Automated pharmacy systems provide pharmacies the ability to automate the pill dispensing process while implementing what is expected to be a highly profitable medicinal Cannabis distribution process, with less personnel utilizing robotic prescription dispensing systems that are affordable. The Company is conducting research and plans to work in the future with robotic system manufacturers once funding is attained to build a secure identification vending device to help streamline the process, once regulatory bodies allow mainstream pharmacies to participate in the Cannabis industry.

Agreement with Monarch Bay Securities, LLC

On September 14, 2016, the Company entered into an agreement (the “Advisory Agreement”) with Monarch Bay Securities, LLC (“Monarch”), subject to FINRA approval, pursuant to which Monarch had agreed to act as an exclusive Financial Advisor to Med-X for a “best efforts” offering of securities planned by Med-X to raise capital in accordance with the exemption from registration available under Regulation A+ (Tier 2) of the Securities Act of 1933, as amended. On December 6, 2016 the Company received a letter from Boustead Securities (f/k/a Monarch Bay Securities, LLC) indicating that the initial Engagement was void ab initio due to the Company’s late filing of the Form 1-K for the period ended December 31, 2015 which was due April 30, 2016.

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Competition

The sale of Cannabis and related products, and the sale of insecticides and other products to the agricultural industry, are intensely competitive. We expect competition to intensify further in the future. Barriers to entry are currently relatively low. Current and new competitors can launch new products and can compete in the market place. We currently compete or potentially will compete with a number of other companies whose numbers will increase in the future, many of which are larger and possess greater human and capital resources than us. We face competition from larger well-established Cannabis growers and other industry participants that have greater financial and managerial resources, more experience in developing effective growing, breeding and marketing techniques, and have greater name recognition than Med-X. Competitors are already researching and developing Cannabis compounds for medicinal use, which are offered for sale in gel cap form in legal jurisdictions. In addition, we are faced with formidable challenges in obtaining legal permits to grow and sell Cannabis in the State of California. Nature-Cide® will encounter intense competition from other all-natural and chemical based pesticides that have been on the market for years, including those designed for the agricultural markets such as Cannabis cultivators. Management believes we can compete effectively but we cannot assure that competition will not impair the maintenance and growth of our planned businesses.

Government Regulation

The Cannabis industry is subject to intense government regulation at the federal, state and local levels. Cannabis is still categorized as a Schedule 1 drug by the federal government. Consequently, the possession, use, consumption, production, transport and sale of Cannabis are illegal under federal law and in most state jurisdictions, except for eight states (i.e. Colorado, Washington, Oregon, Alaska, California, Massachusetts, Maine and Nevada) as well as Washington D.C. where Cannabis has been legalized for medicinal and recreational purposes, subject to government oversight, licensing and taxing authority, and an additional 21 states where Cannabis for medical purposes is permitted, again subject to government regulation. In California, Cannabis for medical use is legal but the establishment of dispensaries is tightly controlled and limited at the local level. Doctor prescriptions are required, resale of medical Cannabis is prohibited, and resale for consumption of Cannabis for recreational use is also curently prohibited. The state of California is preparing to implament a recreational status as of January 2018, but rules and regulations have not been completely established at this time.

Commercial growing of Cannabis is prohibited under federal and most state laws, and transport of Cannabis across state lines or international borders is not allowed. Commercial growing of medical Cannabis in California for distribution to licensed dispensaries is permitted provided the grower obtains the proper permits from the appropriate California state agencies and complies with all of the volume and other restrictions and limitations of such permits. There is no assurance that the government regulations and prohibitions applicable to the Cannabis industry in the United States will ease so that new and larger markets can become available to the Company in the future. In fact, there is no assurance that the current legalization trend will not reverse and restrict the legal market for Cannabis more in the future, adversely affecting the operating results, financial condition and business performance of the Company. Even if Cannabis is legalized, strict government licensing requirements and stiff taxes may be imposed on Cannabis, adversely affecting the Company.

The Company will also be subject to other government regulations in the conduct of its business which tend to increase costs and potentially have a material adverse impact on the Company’s operating results, financial condition and business performance, including but not limited to (1) employment laws generally applicable to all businesses, including laws covering wages, working conditions, health, safety, working hours and similar matters, (2) laws designed to protect the environment, including those applicable to farming operations, (3) laws enforced by the Federal Trade Commission (FTC) and equivalent state agencies governing advertising and representations made by businesses, (4) laws enforced by the Federal Food & Drug Administration (FDA) which govern safety and claims made with respect to food and other products consumed by the public, and (5) laws enforced by the Drug Enforcement Agency (DEA) relating to possession, consumption, production, transport and sale of controlled substances such as Cannabis. Compliance with laws, rules and regulations applicable to conducting commerce on the Internet is also a challenge for the Company.

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Employees

As of December 31, 2016, we had three full time and five part-time employees, four of whom are executive officers of Med-X. We plan to actively hire employees at such time as the Company has sufficient capital or financing to fund the expanded launch of its business plan.

Property

We currently sublease approximately 2,500 square feet of office space at 8236 Remmet Avenue, Canoga Park, California 91304, at no cost on a five year lease from our affiliate, Pacific Shore Holdings, Inc. We also occupy a 600 square foot indoor cultivation research facility in Los Angeles County, California, that we lease from our President at no cost (except for payment of utility costs) on a five-year term. We currently cultivate various garden variety vegetative plants for testing and verifying the effects of Nature-Cide products. In 2015 and early 2016 cultivation was conducted by a patient group on a variety of different Cannabis strains at the facility.

Seasonality

Our operations may be materially affected by seasonality. Nature-Cide® is likely to have high sales volumes during the spring and summer months when insects and pests are more likely to be present and agricultural operations are at their peak. Lower sales volumes may be experienced at other times during the year. The planned Cannabis growing and sales operations (i.e., once legalization takes place) are not expected to be materially affected by seasonality, as we plan to grow, harvest and sell Cannabis on a year round basis utilizing indoor hydroponics and greenhouses for a portion of the cultivation operations. Our outdoor Cannabis production may, however, be adversely affected by weather conditions such as cold or excessively warm temperatures and excess wetness or drought, to the extent that our crops are grown outdoors and not in the controlled environmental conditions of greenhouses.

Risk Factors

The purchase of shares of our common stock involves substantial risks. Each prospective investor should carefully consider the following risk factors, in addition to any other risks associated with this investment, and should consult with his own legal and financial advisors.

General

The discussions and information in this Annual Report may contain both historical and forward-looking statements. To the extent that the Annual Report contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance of our Cannabis and Nature-Cide® products, inability to acquire farm property, inability to obtain legal permission to grow, supply and sell Cannabis, inability to sell our Cannabis and Nature-Cide® products, unrecoverable losses from theft, intense competition, including entry of new competitors, falling demand for Cannabis for medical or recreational use, adverse federal, state, and local government regulation, failure of new markets for Cannabis to become legal and available, contraction of the market for medical Cannabis in California, including the closing of medical Cannabis dispensaries due to government order, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on leases or other indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving us or our employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of our operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Annual Report or in other reports issued us or third party publishers.

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Risks Relating to Business

We have a limited operating history, which makes it difficult to accurately evaluate our business prospects. We were formed in February, 2014 to engage in the business of (a) publishing content about the Cannabis industry, primarily online, for industry participants and the general public, (b) growing and selling Cannabis on a wholesale basis, initially for the California medical Cannabis market, (c) supplying related agricultural products to other commercial Cannabis growers, and (d) developing and selling commercial medicinal supplements based on beneficial compounds extracted from Cannabis. To date, we have built a 600 square foot state-of-the-art cultivation center and, in 2015 and early 2016, a small patient group cultivated small quantities of Cannabis at the facility for personal medical research, with whom data was shared. We have also launched our Cannabis news website, and commenced marketing Nature-Cide®, but have not yet launched the other components of our business plan. In particular, little revenue is expected from our Cannabis compound identification and extraction program until Cannabis is legalized. Compound research and development may not commence until 2018, or not at all. We have no government permits to legally grow and supply Cannabis in California or any other jurisdiction, and have yet to earn significant revenue. We cannot assure at this time that we will be able to commence our planned operations, that we will operate profitably, or that we will have adequate working capital to conduct our business. We believe that our success will depend in large part on government policy, the public’s acceptance of our products and our ability to sell Cannabis, Nature-Cide® and other branded and non-branded products. We intend to invest heavily in developing and marketing our products, including building and providing content for our websites, researching and developing Cannabis compounds for medical uses, promoting and marketing our websites, products and services, and analyzing the market for our planned products. As a result, we will incur operating losses until we earn sufficient revenue from the sale of our products.

Customer complaints regarding our products and services could hurt our business. From time to time, we may receive complaints from customers regarding the quality of goods purchased from us. We may in the future receive correspondence from customers requesting reimbursement. Certain dissatisfied customers may threaten legal action against us if no reimbursement is made. We may become subject to product liability lawsuits from customers alleging injury because of a purported defect in our products or services, claiming substantial damages and demanding payments from us. We are in the chain of title when we supply or distribute products, and therefore are subject to the risk of being held legally responsible for them. These claims may not be covered by our insurance policies. Any resulting litigation could be costly for us, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on our business, results of operations, and financial condition. Any negative publicity generated as a result of customer frustration with our products or services, or with our websites, could damage our reputation and diminish the value of our brand name, which could have a material adverse effect on our business, results of operations, and financial condition.

The Cannabis industry is extremely speculative and its legality is uncertain.The possession, consumption, production and sale of Cannabis has historically been, and continues to be, illegal under federal law and in virtually all state and local jurisdictions, other than certain exceptions such as recent legalization in the States of Colorado, Washington, Oregon, Alaska, California, Massachusetts, Maine, Nevada and Washington D.C., and for medical purposes in certain states such as California. While management believes that legalization trends are favorable and create a compelling business opportunity for early movers, there is no assurance that those trends will continue and be realized, that existing limited markets will continue to be available or that any new markets for Cannabis and related products will emerge for the Company. Our business plan is based on the premise that Cannabis legalization will expand, that consumer demand for Cannabis will continue to exceed supply for the foreseeable future, and that consumer demand for Cannabis for medical and recreational uses will grow as it becomes legal to possess and consume it. There is no assurance that this premise will prove to be correct or that we will be profitable in the future. There is no assurance that our Cannabis will be of the quality and type that will be accepted by the public or that our breeding of it will be effective. Investors in this Company may lose their investment in it.

Our business plan is speculative. Our planned businesses are speculative and subject to numerous risks and uncertainties. The research and development of our new proposed products, including those, if any, resulting from the identification and extraction of Cannabis compounds for sale for medicinal use, and the proposed Cannabis pharmacy automation system, may not succeed in creating any commercial products or revenue due to functional failure, lack of acceptance or demand from the marketplace, technological inefficiencies, competition or for other reasons. The demand for news and information regarding Cannabis is unknown. The further legalization of Cannabis in California has been set in motion from Proposition 64, but the rules and regulations for California have not been published, it is believed to be published by the state of California in January 2018. The future demand for Cannabis for medical or recreational use is unknown, even as favorable legislation is progressing. The burden of government regulation and taxation on Cannabis industry participants in California, including growers, suppliers and consumers, is difficult to quantify. There is no assurance that we will earn revenue or a profit.

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As a company expected to be engaged in agricultural operations, we will be exposed to the risks inherent in farming. Planting, growing, harvesting and selling crops and farming in general, is inherently risky. Adverse weather, natural pests, fungus, agricultural and environmental diseases, falling market prices, excess supply, poor soil, lack of fertilizer and other hazards can destroy crops and inflict severe economic losses on any farm, even with greenhouse facilities. There is no assurance that we will not incur uninsured losses or be subject to hazards beyond our control, or that we will be economically successful or sustainable.

There is no assurance that any of our research and development activities will result in any proprietary technology or commercial products. As discussed, we plan to develop new proprietary products and services for the Cannabis industry, including compound identification and extraction and automated pharmacy systems. The development efforts for these products may fail to result in any commercial technology, products or services, or any proprietary or patentable technology. The products may not work, competitors may develop and sell superior products performing the same function, or industry participants may not accept or desire those products. We may not be able to protect our proprietary rights, if any, from infringement or theft by third parties. Government regulation may suppress or prevent marketing and sales of those products, even if they can be commercialized. We may have inadequate capital to successfully execute this aspect of our business plan.

Financial projections which may be included with this Annual Report may prove to be inaccurate. Financial projections concerning our estimated operating results may be included with the Annual Report. Any projections would be based on certain assumptions which could prove to be inaccurate and which would be subject to future conditions, which may be beyond our control, such as general industry conditions. We may experience unanticipated costs, or anticipated revenues may not materialize, resulting in lower operating results than forecasted. We cannot assure that the results illustrated in any financial projections will in fact be realized by us. Any financial projections would be prepared by our management and would not be examined or compiled by independent certified public accountants. Counsel to us has had no participation in the preparation or review of any financial projections prepared by us. Accordingly, neither the independent certified public accountants nor our counsel would be able to provide any level of assurance on them. We cannot assure that we will earn net profits. We cannot assure that we will be able to raise capital in any placement of common stock, or that we will have sufficient capital to fund our business operations. We cannot assure that we could obtain additional financing or capital from any source, or that such financing or capital would be available to us on terms acceptable to us.

We may not be able to successfully compete against companies with substantially greater resources. The Cannabis information, supply and pesticide industries are intensely competitive and we expect competition to intensify further in the future. Our website will be subject to competition for advertisers. We will be subject to competition from well-established commercial Cannabis growers and suppliers that have all necessary government permits. We will also be subject to competition from chemical insecticides, as well as other all natural insect repellents, which have been on the market longer than Nature-Cide® and which are manufactured and marketed by competitors with more resources and brand recognition than us. We cannot assure that Nature-Cide® will compete effectively and experience sales. As a potential supplier of other products, we compete with several larger and better-known companies that specialize in supplying and distributing a vast array of commercial goods.

We may be required to collect sales and other taxes.New excise taxes may be imposed on the sale and production of Cannabis by federal and state taxing authorities, suppressing sales. New government tax regulations may require that we as the supplier be responsible to collect those excise taxes, increasing our costs and risks. We do not expect to collect sales or other similar taxes with respect to goods sold by us via our website, except for buyers from the State of California. We expect to file quarterly sales tax returns with the State of California. Other states may, however, seek to impose sales tax collection obligations on out-of-state companies such as us which engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of Internet commerce, and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system could have a material adverse effect on our business, results operations, and financial condition. Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed in the U.S. Congress. We cannot assure that this legislation will ultimately be enacted into law or that the final version of this legislation will not contain a limited time period in which such tax moratorium will apply. In the event that the tax moratorium is imposed for a limited time period, there can be no assurance that the legislation will be renewed at the end of such period. Failure to enact or renew this legislation could allow various states to impose taxes on Internet-based commerce and the imposition of such taxes could have a material adverse effect on our business, results of operations, and financial condition.

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Our business is subject to various government regulations. We are subject to various federal, state and local laws affecting the possession, consumption, production, supply and sale of Cannabis, and the manufacture and sale of pesticide products. The Federal Trade Commission, the Federal Food and Drug Administration, the Federal Drug Enforcement Agency and equivalent state agencies regulate all aspects of Cannabis and the advertising and representations made by businesses in the sale of products, which will apply to us. Cannabis is categorized under federal law as a Schedule 1 drug. Accordingly, the cultivation, production, transport, export, import, distribution, sale, marketing and use of Cannabis is prohibited under federal law. Certain activities that comply with state law, such as medical Cannabis in states where it has been legalized, are treated by the federal government with a non-enforcement policy under the internal guidelines of the “Cole Memorandum” published by the US Department of Justice. We may be required to obtain permits from various states in order to produce, supply and sell Cannabis and certain of our other products in those states.

We are also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. We are not currently subject to direct federal, state or local regulation, or laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally. It is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws was adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. In addition, numerous states, including the State of California in which our headquarters are located, have regulations regarding the manner in which “wholesalers/retailers” may conduct business and the liability of “wholesalers/retailers” in conducting such business. We cannot assure that any state will not attempt to impose additional regulations upon us in the future or that such imposition will not have a material adverse effect on our business, results of operations, and financial condition. Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations, and financial condition. In addition, because our services are expected to be accessible worldwide, and we expect to eventually facilitate sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. We are qualified to do business in one state in the United States, and our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify, and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations, and financial condition.

We cannot assure that we will earn a profit or that our products will be accepted by consumers. Our business is speculative and dependent upon acceptance of our custom Cannabis, Nature-Cide® and other potential branded and non-branded products by consumers, the medical and pharmacy industries, and commercial Cannabis growers. Our operating performance will be heavily dependent on whether or not we are able to earn a profit on the sale of our products and the products of other manufacturers from which we supply or distribute commercial goods. We may not be allowed to advertise any of our Cannabis products or such advertising may be severely limited under applicable federal, state and local law. We cannot assure that we will be successful or earn any revenue or profit, or that investors will not lose their entire investment.

We may not have adequate capital to fund our business. We will have limited capital available to us, to the extent that we raise capital from any offering. If our entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then our financial condition, results of operations, and business performance would be materially adversely affected. We may not be able to raise needed additional capital or financing due to market conditions or for regulatory or other reasons. We cannot assure that we will have adequate capital to conduct our business.

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We may incur uninsured losses. Although we maintain modest theft, casualty, liability, and property insurance coverage, along with workmen’s compensation and related insurance, we cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. In particular, we may incur liability if our Cannabis, Nature-Cide®, or one of our other products is deemed to have caused a personal injury. Should uninsured losses occur, the holders of our common stock could lose their invested capital.

Like most manufacturers and sellers of commercial goods, and companies that raise capital, we will be subject to potential litigation. As a manufacturer and seller of commercial goods, and a company that raises capital, we will be exposed to the risk of litigation for a variety of reasons, including product liability lawsuits, employee lawsuits, commercial contract disputes, defects in supplies and products, government enforcement actions, shareholder and investor lawsuits, and other legal proceedings. We cannot assure that future litigation in which we may become involved will not have a material adverse effect on our financial condition, operating results, business performance, and business reputation.

We cannot assure that we will have the resources to repay all of our liabilities in the future. We have liabilities and may in the future have other liabilities to affiliated or unaffiliated lenders. These liabilities represent fixed costs, which are required to be paid regardless of the level of business or profitability experienced by us. We cannot assure that we will not incur debt in the future, that we will have sufficient funds to repay our indebtedness or that we will not default on our debt, jeopardizing our business viability. Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct our business. We may utilize purchase order financing from third party lenders when we are supplying or distributing goods, which would increase our costs and the risks that we may incur a default, which would harm our business reputation and financial condition. We cannot assure that we will be able to pay all of our liabilities, or that we will not experience a default on our indebtedness.

We may incur cost overruns in the development, production and distribution of our various products. We may incur substantial cost overruns in the development, production and distribution of Cannabis, Nature-Cide® and other products. Management is not obligated to contribute capital to us. Unanticipated costs may force us to obtain additional capital or financing from other sources, or may cause us to lose our entire investment in us if we are unable to obtain the additional funds necessary to implement our business plan. We cannot assure that we will be able to obtain sufficient capital to successfully continue to implement our business plan. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of the shareholders’ investment in us is diminished.

We may not be able to protect our intellectual property and could lose our Nature-Cide licensing rights under certain circumstances. We have intellectual property rights and trade secrets associated with our business. We have a patent application pending and a sublicense for the Nature-Cide brand. There is no assurance that we will be able to protect our intellectual property from infringement or challenge by third parties. We could lose our Nature-Cide sublicense in the event of the insolvency of us or Pacific Shore or in other limited circumstances.

If we are unable to pay for material and services timely, we could be subject to liens. If we fail to pay for materials and services for our business on a timely basis, our assets could be subject to material men’s and workmen’s liens. We may also be subject to bank liens in the event that we default on loans from banks, if any.

Directors and officers have limited liability. Our bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities, to the maximum extent permitted by Nevada law. If we were called upon to perform under our indemnification agreement, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

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If we were to lose the services of our key personnel, we may not be able to execute our business strategy. Our success is substantially dependent on the performance of our executive officers and key employees. The loss of any of our officers or directors would have a material adverse impact on us. We will generally be dependent upon Matthew Mills for the direction, management and daily supervision of our operations. See “MANAGEMENT.”

If we are unable to hire, retain or motivate qualified personnel, consultants, independent contractors, and advisors, we may not be able to grow effectively. Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. Competition for such qualified employees is intense. If we do not succeed in attracting excellent personnel or in retaining or motivating them, we may be unable to grow effectively. In addition, our future success will depend in large part on our ability to retain key consultants and advisors. We cannot assure that any skilled individuals will agree to become an employee, consultant, or independent contractor of Med-X. Our inability to retain their services could negatively impact our business and our ability to execute our business strategy.

The consideration being paid to our management was not based on arm’s length negotiation. The common stock and cash consideration paid or being paid by us to our management have not been determined based on arm’s length negotiation. While management believes that the consideration is fair for the work being performed, we cannot assure that the consideration to management reflects the true market value of its services.

Our executive officers’ participation in other entities, especially Pacific Shore Holdings, Inc., creates conflicts of interest. The relationship of management to us will create conflicts of interest. Our senior executive officers are also directors, executive officers and shareholders of Pacific Shore Holdings, Inc., a major supplier of Nature-Cide® to us. Making contracts and conducting business with Pacific Shore Holdings, Inc., an affiliate, creates conflicts of interest in negotiating terms and enforcing covenants, since the agreements are not made at arm’s-length. There is no assurance that such conflicts of interest will not cause us to incur material economic losses or other material adverse effects. We may pay too high a price for our supply of Nature-Cide®, for example. Moreover, management’s compensation from us has not been determined pursuant to arm’s-length negotiation. Management believes that it will have the resources necessary to fulfill its management obligations to all entities for which it is responsible.

We have two independent directors. Currently, the members of our board of directors are Matthew Mills, Ronald J. Tchorzewski, Dr. David E. Toomey, Jennifer Mills, Dr. Morton Hyson and Dr. Allan Kurtz. Only two of these directors, Dr. Hyson and Dr. Kurtz, are considered “independent directors,” as defined under Financial Industry Regulatory Authority, Inc. (“FINRA”) listing standards and Nasdaq Marketplace Rules. Currently we do not have any committees of the board of directors. We plan to form audit and compensation committees in the future, but need to add independent directors with financial acumen before we can form those committees. The majority of the persons on our board of directors are not considered to be independent directors, and, when voting in concert, can make decisions for the whole board of directors.

Our bylaws may be amended by our board and our articles and bylaws may be amended by a majority vote of our shareholders. Under the Nevada Corporations Law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding shares of each class entitled to vote as a class, unless the certificate requires the vote of a larger percentage of shares. Our Articles of Incorporation, as amended, do not require the vote of a larger percentage of shares. As permitted under the Nevada Corporations Law, our bylaws give our board of directors the power to adopt, amend, or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend, or repeal our bylaws.

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Risks Related to Our Common Stock

If the temporary suspension order issued by the Securities and Exchange Commission against the Company is not vacated and becomes permanent, the Company would be harmed. In such an event, the Company would not be permitted to rely upon Regulation A to raise capital, and would be labeled with management as a “bad actor” disqualified from Regulation A and Regulation D under the Securities Act of 1933, as amended, to raise capital. While the Company has the right to apply to the Securities and exchange commission for a waiver of disqualification for Regulation D, it would not be able to do so for Regulation A, potentially impairing the Company from its ability to raise capital to grow and sustain its business. If the Administrative Law Judge, does Vacate the Permanente Suspension, there is no assurance that the Securities and Exchange Commission will not impose more sanctions that could potentially impair the Company from operating and or raising growth capital.

If we issue additional shares of our stock, shareholders may experience dilution in their ownership of us. We are authorized to issue up to 300,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. We have the right to raise additional capital or incur borrowings from third parties to finance our business. Our board of directors has the authority, without the consent of any of our stockholders, to cause us to issue more shares of our common stock and preferred stock. Consequently, shareholders may experience more dilution in their ownership of us in the future. Our board of directors and majority shareholders have the power to amend our certificate of incorporation in order to effect forward and reverse stock splits, recapitalizations, and similar transactions without the consent of our other shareholders. We may also issue net profits interests in Med-X. The issuance of additional shares of capital stock or net profits interests by us would dilute shareholders’ ownership in us.

We cannot assure that we will pay dividends. We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing its capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase shares of our common stock. We cannot assure that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors.

Our principal shareholders own voting control of Med-X. Our current officers, directors, founders and principal shareholders currently own a total of 89,485,000 shares of our common stock or approximately 95% of the total issued and outstanding capital stock of the Company. These shareholders are able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our shareholders.

We cannot assure that a public trading market for our common stock will ever be established. At present, there is no active trading market for our securities and we cannot assure that a trading market will develop. Our common stock has no trading symbol. In order to obtain a trading symbol and authorization to have our common stock trade publicly, we must file an application on Form 211 with, and receive the approval by, the Financial Industry Regulatory Authority (“FINRA”), of which there is no assurance, before active trading of our common stock could commence. If our shares of common stock ever publicly trade, they may be relegated to the OTC Pink Sheets. The OTC Pink Sheets provide significantly less liquidity than the NASD’s automated quotation system, or NASDAQ Stock Market. Prices for securities traded solely on the Pink Sheets may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original price or at any price. In any event, except to the extent that investors’ shares may be registered on a Form S-1 Registration Statement with the Securities and Exchange Commission in the future, of which there is absolutely no assurance, no shares could be sold under Rule 144 or otherwise until we become a current public reporting company with the Securities and Exchange Commission or otherwise are current in our business, financial and management information reporting, and applicable holding periods have been satisfied.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

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Our common stock would be subject to the “Penny Stock” rules of the Securities and Exchange Commission if it were publicly traded and may be difficult to sell. Our shares of common stock are “penny stocks” because they are not registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks and that the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse. Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

•	excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

•	the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our shares of common stock. The occurrence of these patterns or practices could increase the volatility of our share price.

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ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Annual Report.

Med-X, Inc. is a Nevada corporation formed in February, 2014 to (1) acquire, create and publish high quality Cannabis industry media content through the Company’s media platform, www.marijuanatimes.org, to generate revenue from advertisers as well as through the sale of industry related products, (2) sell Nature-Cide® products to Cannabis cultivators throughout the world, and (3) research and develop, through state of the art compound identification and extraction techniques, and market and sell medically beneficial supplements made from the oils synthesized from the Cannabis plant. The Company’s website, www.marijuanatimes.org, has been displaying Cannabis industry news and information since its launch in July 2015. The content is designed to cover a wide variety of topics relating to the industry on an ongoing basis, including news and current events, as well as the business, financial, legislative, legal, cultural, medical, scientific and technological aspects of the industry on a national and international level. Stories, columns, advice and analysis come from a combination of regular consultants and contributors, freelance writers, Company personnel and public news sources. The Company also plans to eventually add online ecommerce to its website, offering industry ancillary products for sale from third party suppliers and from its own product line. The Company’s media division will be profitable if and to the extent that the revenue from advertisers, sponsors and product sales exceeds the cost of the content (expected to be writers’ and content licensing fees) and products offered for sale. We do not anticipate stocking an inventory of third party products for sale, rather, we expect to fill orders on a real time basis directly from third party fulfillment sources.

The Company plans to supply products to the Cannabis agricultural and supply industries, including recently licensed Nature-Cide® brands such as Nature-Cide’s® Pest Management and All-Purpose formulations, as well as a special insecticidal soil, for which we recently filed a patent application with the United States Office of Patents and Trademarks. Nature-Cide® is a proprietary all natural essential oil insecticide/miticide/nematicide that repels and kills a wide variety of pests, including insects that are commonly known to damage Cannabis crops. Nature-Cide® is owned, manufactured and distributed by Pacific Shore Holdings, Inc. (“Pacific Shore”), an affiliate of Med-X. Pacific Shore granted us an exclusive license to use and market the Nature-Cide® brand for the Cannabis industry on a royalty free, worldwide basis in perpetuity, in consideration for Med-X common stock. Pacific Shore will supply Nature-Cide® to Med-X on a wholesale discount basis, and Med-X is expected to market and resell the product to Cannabis growers and suppliers throughout the world. Med-X may also subcontract the Nature-Cide® service truck from Pacific Shore to service California approved medicinal Cannabis patients’ home Cannabis gardens, to help combat known insects encountered by medicinal consumers in their personal indoor and outdoor cultivation.

If and when it's legally permitted to do so, the Company’s planned compound identification and extraction research and development operation will be conducted primarily at the Company’s existing 600 square foot indoor cultivation center in Los Angeles County, California, where controlled quantities of high quality Cannabis were being grown, harvested and stored for research and medical use in 2015 and early 2016, to the extent permitted by California law. The fundamental premise of the operation is to make Cannabis oil from the plant, extract a variety of medicinal compounds from the oil, especially the non-THC Cannabidiol (CBD) compounds found in Cannabis and, when seeking supplements for pain management and relief, also THC compounds, testing the efficacy of the supplement prototypes, and producing, marketing and selling natural supplements containing these compounds. The Company has purchased and utilized special equipment designed to facilitate the compound identification and extraction process. Preliminary research in the industry indicates that CBD-based compounds from Cannabis may be effective in treating the symptoms of certain neurological pathologies, but there is much additional research needed to reliably commercialize CBDs for medical purposes. There is no assurance that the Company will be successful in making or selling any medicinal supplements from the CBD or THC compounds identified and extracted by it.

Once and only when Cannabis is legalized for recreational use in California, the Company may also plan to acquire sufficient indoor and outdoor farm property in California to grow, harvest and sell high quality, custom-bred Cannabis for the California medical and recreational Cannabis markets for compound identification and extraction, and for any other market that becomes legally available to the Company in the future as a California grower.

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The primary sources of short term revenue for Med-X are expected to be the proceeds from advertising dollars generated from content published on the Company’s media outlet, www.marijuanatimes.org, as well as through the sale of industry related merchandise. Management also believes that substantial revenue can be earned from the sale of Nature-Cide® and other proprietary products and services to medicinal use patients who are engaged in legal Cannabis cultivation as well as the Cannabis agricultural business, including indoor greenhouse operations. Med-X may also earn revenue from providing consulting services to other Cannabis industry participants. In the short run, consulting services, licensing and other methods of monetization may be utilized. In the long run, revenue is anticipated from the Company’s planned Cannabis compound identification and extraction system along with our planned cannabis products and various pharmaceutical products pharmacy automation, assuming our research and development of those planned products and services are successful. No revenue is expected from the sale of Cannabis or medicinal Cannabis compounds for medical or recreational use until such sale it is legal to do so. Management believes it will eventually see revenue from growing, harvesting and selling high quality, custom-bred Cannabis for the California medical markets, as well as the recreational Cannabis markets. As a California grower, the Company will approach other markets that become legally available to it in the future, if any.

Our operational expenditures are primarily related to development of The Marijuana Times platform, marketing costs associated with getting users to join our network and engage with other users, and the costs related to being a fully reporting company with the Securities and Exchange Commission. Since inception in 2015, The Marijuana Times has built a growing network of users. This growth has been aided by the growing use of mobile applications and the popularity of the cannabis legalization movement among young adults.

Results of Operations

For the Years Ended December 31, 2016 and December 31, 2015

Revenue. Total revenue for the year ended December 31, 2016 was $16,255 compared to $200 for the year ended December 31, 2015. The increase in revenue of $16,055 is attributable to Digital Media Advertising of $11,725 in conjunction with an increase of $4,330 in the sale of Nature-Cide products to Cannabis cultivators.

Operating Expenses. Operating expenses for the year ended December 31, 2016 were $1,606,442 compared to $402,377 for the year ended December 31, 2015. The increase in operating expenses is attributable to an increase in employee count, attendance at industry trade shows, professional fees, significant sales and marketing activities as well as accounting for non-cash compensation related to implementation of a Stock Option Plan.

Net Loss. Net loss year for the year ended December 31, 2016 was $1,592,461 compared to $402,277 for the year ended December 31, 2015. This net loss is attributable to an increase in employee count, attendance at industry trade shows, significant sales and marketing activities, professional fees as well as accounting for non-cash compensation related to implementation of a Stock Option Plan. Currently operating costs exceed revenue due to revenue growing at a slower pace than anticipated. We cannot assure when or if revenue will exceed operating costs.

Liquidity and Capital Resources

We had cash of $88,795 at December 31, 2016 and $256,008 at December 31, 2015, primarily from the proceeds of capital raised by the Company in its Regulation A+ Offering of common stock which commenced in February, 2016 and the Company’s private placement of common stock which commenced in October, 2016 and in 2015 from the Company’s private placement of common stock pursuant to Rule 506(c) of the Securities Act of 1933.

During the year ended December 31, 2016, we used $1,121,613 of cash for operating activities. A portion of the funds were used to pay general and administrative costs, support of significant sales and marketing activities and professional fees.

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During the period of January 1, 2015 to December 31, 2015, we used $341,246 of cash for operating activities. A large portion of the funds were used to pay for the buildout of cultivation center and the website.

Cash provided by financing activities during the year ended December 31, 2016 was $1,114,626. Of this amount, $1,090,352 was related to the issuance of shares of common stock during the period offset by restricted cash of $55,726 which is not being released from the Escrow account established for the Company’s Regulation A+ Offering and being held by the Escrow Agent for reasons unknown to the Company. An additional amount of $80,000 was provided through proceeds of a Note with a related party, Cash provided by financing activities from the issuance of shares of common stock during 2015 was $669,883. Since inception, our capital needs have primarily been met from the private placement of our common stock at $0.50 per share which concluded on January 31, 2016, the Regulation A+ Offering of common stock at $.60 per share which commenced on February 8, 2016 and the private placement of our common stock at $.60 per share which commenced in October, 2016.

We will have additional capital requirements during 2017 and 2018. We do not expect to be able to satisfy our cash requirements through sales of the Nature-Cide product line as well as digital media advertising, and therefore we will attempt to raise additional capital through the sale of our common stock. We commenced a private placement offering of 5,000,000 shares of our common stock at $0.60 per share under Rule 506(c) of the Securities Act of 1933, as amended, on February 1, 2017.

We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Restricted Cash

The Company has funds held in escrow by an Escrow Agent received from the Company’s Regulation A+ Offering. As of December 31, 2016, the Company had $55,726. These funds are being held by the Escrow Agent. The Company is in discussion with the Escrow Agent to have funds released as there is no provision within the Escrow Agreement that allows for funds to be withheld.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout management's Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

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Revenue Recognition

Revenue includes product sales. The Company recognizes revenue from product sales in accordance with Topic 605 “Revenue Recognition in Financial Statements” which is at the time customers are invoiced at shipping point, provided title and risk of loss has passed to the customer, evidence of an arrangement exists, fees are contractually fixed or determinable, collection is reasonably assured through historical collection results and regular credit evaluations, and there are no uncertainties regarding customer acceptance.

The Company had minimal revenue from several customers during 2016 and minimal revenue in 2015 from two customers. The Company had no returns during 2016 and 2015.

Stock Based Compensation Expense

We expect to account any share-based compensation pursuant to SFAS No. 123 (revised 2004) Share-Based Payment, or SFAS No. 123R. SFAS No. 123R requires measurement of all employee share-based payments awards using a fair-value method. When a grant date for fair value is determined, we will use the Black-Scholes-Merton pricing model. The Black-Scholes-Merton valuation calculation requires us to make key assumptions such as future stock price volatility, expected terms, risk-free rates and dividend yield. The weighted-average expected term for stock options granted was calculated using the simplified method in accordance with the provisions of Staff Accounting Bulletin No. 107, Share-Based Payment. The simplified method defines the expected term as the average of the contractual term and the vesting period of the stock option. We will estimate the volatility rates used as inputs to the model based on an analysis of the most similar public companies for which Med-X has data. We will use judgment in selecting these companies, as well as in evaluating the available historical volatility data for these companies.

SFAS No. 123R requires us to develop an estimate of the number of share-based awards which will be forfeited due to employee turnover. Annual changes in the estimated forfeiture rate may have a significant effect on share-based payments expense, as the effect of adjusting the rate for all expense amortization after January 1, 2006 is recognized in the period the forfeiture estimate is changed. If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment is made to increase the estimated forfeiture rate, which will result in a decrease to the expense recognized in the financial statements. If the actual forfeiture rate is lower than the estimated forfeiture rate, then an adjustment is made to decrease the estimated forfeiture rate, which will result in an increase to the expense recognized in the financial statements. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. We have never paid cash dividends, and do not currently intend to pay cash dividends, and thus have assumed a 0% dividend yield.

Med-X will continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to its stock-based awards on a prospective basis, and in incorporating these factors into the model. If our actual experience differs significantly from the assumptions used to compute its stock-based compensation cost, or if different assumptions had been used, we may record too much or too little share-based compensation cost. Med-X recognizes expense using the straight-line attribution method.

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Item 3. Directors and Officers

Executive Officers and Directors of Med-X

The table below sets forth our directors and executive officers of as of the date of this Annual Report.

Name	Position	Age	Term of Office	Approximate Hours Per Week

Dr. David E. Toomey	Director and Chief Executive Officer	52	Inception to Present (1)	(2)

Matthew A. Mills	Chairman of the Board, President and Chief Operating Officer	52	Inception to Present (1)	(2)

Ronald J. Tchorzewski	Director and Chief Financial Officer	66	Inception to Present (1)	(2)

Jennifer J. Mills	Director, Executive Vice President of Human Resources and Corporate Secretary	46	Inception to Present (1)	(2)

Dr. Morton I. Hyson	Director	66	April 15, 2015 to Present (1)	(3)

Dr. Allan Kurtz	Director	57	April 15, 2015 to Present (1)	(3)

___________

(1)	This person serves in this position until the person resigns or is removed or replaced by a duly authorized action of the Board of Directors or the shareholders. This person has been in the indicated position with the Company since the Company’s inception in February 2014, or since the date indicated, if not since inception.
(2)	This person works part-time for the Company, approximately 10 to 15 hours per week.
(3)	This person is an independent director of the Company.

David E. Toomey, D.O., A.C.O.F.P., has been the Chief Executive Officer and director of Med-X since its inception in February 2014. He has been Executive Vice President and Director of Pacific Shore Holdings, Inc. since its inception in December 2007. Dr. Toomey is a board-certified family physician specializing in family medicine, geriatric care, and hospice and palliative care for more than twenty years. He has served on the Physician Consultant Board of several fortune 500 insurance companies, where he was responsible for developing physician practice guidelines. He has participated in numerous phase 3 and 4 study protocols for several multi-national pharmaceutical companies. Dr. Toomey is currently the President of TDP Enterprises, LLC. Medical Group, a position he has held for the last 15 years. Dr. Toomey is a Medical Director for several hospice and palliative care organizations, a position he has held for the last 8 years. He continues to actively practice clinical medicine. Dr. Toomey attended Saint Joseph’s University in Philadelphia, Pennsylvania and graduated in 1991 from the Philadelphia College of Osteopathic Medicine.

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Matthew A. Mills has been our Chairman of the Board, President and Chief Operating Officer since our inception in February 2014. He is also the Chairman, Chief Executive Officer, and President of Pacific Shore Holdings, Inc. (“Pacific Shore”), positions he has held since January 2008. From July 2001 to June 2003, Mr. Mills was the Chief Operating Officer of Bidz.com Inc., an online auction company (“Bidz”). He began working for Bidz in 1998 where his responsibilities included operations, banking, marketing, investor relations, public relations, and business development. In January 2002, Mr. Mills was promoted to the position of Investor Relations Director of Bidz. From March 2001 to January 2002, Mr. Mills was the Vice President of Marketing for Bidz and was responsible for managing all areas of marketing for Bidz. From December 1995 to August 1998, Mr. Mills was a regional manager for Ford Motor Company in Los Angeles, California, where he was responsible for financing documentation, customer service and returned vehicle processing. From November 1993 to November 1995, he owned and operated Imports Plus, a private company that imported floral products from Mexico to Los Angeles, California. From June 1987 to September 1993, Mr. Mills was a wholesale auction manager for Sports Cars West Ltd. located in Reseda and Oceanside, California. Mr. Mills attended the University of Arizona from January 1983 until June 1986, where he concentrated in Psychology and Economics.

Ronald J. Tchorzewski has been a director and Chief Financial Officer of Med-X since its inception in February 2014. He is also the Chief Financial Officer of Pacific Shore, a position he has held since June 2010. Mr. Tchorzewski has over thirty-five years of experience in financial accounting and reporting. He is currently the owner of CFO Consultancy in Escondido, California. Founded by Mr. Tchorzewski in 2009, CFO Consultancy is an independent consulting service providing chief financial officer level support, including business plan development, capital raising advice, and day-to-day accounting services to start-up and developmental stage companies. From 2008 to 2009, Mr. Tchorzewski was the chief financial officer and corporate controller of TV Magic, Inc., a full service technology company encompassing all aspects of systems design, engineering, procurement of equipment and materials, installation, testing, and maintenance of broadcast quality television, and audio visual installations located in San Diego, California. From 2005 to 2008, he was the chief financial officer and corporate controller of Framemax, Inc., a light gauge steel prefabricated panelized wall systems manufacturer and installer located in Poway, California. From 2003 to 2005, he was the chief financial officer and corporate controller of Skyriver Communications, Inc., a high-speed wireless broadband internet access and Wi-Fi solution provider located in San Diego, California. From 1999 to 2001 he was chief financial officer for Internet Appliance and iPolicy Networks which were startups in the Internet space. From 1996 to 1999 he was chief financial officer for SoloPoint, a consumer telephonic device company which was a publicly traded company. From 1993 to 1996 he was chief financial officer for ULTRADATA Corporation, a financial services software company which he managed through an IPO. From 1987 to 1993 he was Vice President and Corporate Controller for Cadence Design Systems, a public company which is a world leader in Electronic Design Automation software. Mr. Tchorzewski holds a master’s degree in business administration (finance) and a Bachelor of Science degree in business administration (accounting) from Seton Hall University.

Jennifer J. Mills has been a director, Executive Vice President and Corporate Secretary of Med-X since its inception in February 2014 and a director and Corporate Secretary of Pacific Shore since January 2011. From September 1993 to November 2000, Mrs. Mills worked for McNutt & Taylor, CPAs as a bookkeeper. Her duties included handling accounts payable, accounts receivable, and payroll, reconciling financial and bank statements, preparing month-to-date, quarter-to-date, and year-to-date financial reports, and corresponding with clientele. From June 1992 to September 1993, Mrs. Mills was a member of the accounting department for South Pacific Rehab Services (“SPRS”) in Encino, California. Her responsibilities at SPRS included assisting the Vice President, handling accounts payable, accounts receivable, and payroll and corresponding with therapists and rehab facilities. From March 1990 to June 1992, Mrs. Mills was the office manager of Park Place Management, where she was in charge of all rental agreements, accounts payable, accounts receivable, and payroll. Mrs. Mills received her bachelor degree in liberal studies with an emphasis in mathematics from California State University, Northridge in 1994. Jennifer Mills is the wife of Matthew Mills.

Dr. Allan Kurtz has been a director of Med-X since April 15, 2015 and of Pacific Shore since January 2011. Dr. Kurtz is board certified in internal medicine and has owned and operated Allan Kurtz, a Professional Medical Corporation, since 1986. Dr. Kurtz received his medicine doctor degree from the College of Health Sciences in Des Moines, Iowa in 1980 and completed a rotating internship and an internal residency at Botsford General Hospital in Farmington Hills, Michigan in 1984. Since 1986, Dr. Kurtz has been the Medical Director of Warner Medical Center and the California Center of Longevity Medicine. He is also a long time member of the American Osteopathic College of Internal Medicine.

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Dr. Morton I. Hyson has been a director of Med-X since April 15, 2015. Since November 1990, Dr. Hyson has been in private practice as a Board Certified Neurologist in Las Vegas, Nevada. He is also a Clinical Assistant Professor at Touro University in San Francisco, California, where he has been teaching since September 2000. He also serves as a Clinical Associate Professor at the University of Nevada, School of Medicine, where he has been teaching since October 1993. He was a Neurologist in private practice in Arlington, Texas from 1983 until 1990, where he also served as a Clinical Associate Professor at the University of Texas, Southwestern Medical School in Dallas, Texas from October 1983 until October 1990. Dr. Hyson also served as the Medical Director of the Muscular Dystrophy Association in Las Vegas, Nevada from September 1991 until June 1993. Dr. Hyson earned a Bachelor of Arts in Music in 1992 from the Cleveland Institute of Music, Case Western Reserve University, after attending the University of Michigan from 1967 to 1969 in pre-medical studies. From 1972 until 1974, Dr. Hyson attended Cincinnati Conservatory of Music, where he studied Opera. Dr. Hyson returned to his medical studies in 1974 when he attended Columbia University from September 1974 until May 1975. He earned his M.D. from Wayne State University School of Medicine in 1979, and was an Intern in Internal Medicine at Sinia Hospital of Detroit from 1979 until 1980. Dr. Hyson did his Neurology Residency at McGill University, Montreal Neurological Hospital from 1980 to 1983. He is certified by the American Board of Psychiatry and Neurology and the National Board of Medicine Examiners. His professional affiliations include the American Medical Association, the American Academy of Neurology, the American Academy of Neurological and Orthopedic Surgeons, the American Headache Society, the Clark County Medical Society, the Nevada State Medical Association and the Conroe Regional Medical Center. Dr. Hyson is the inventor and grantee of three patents in the medical field issued by the United States Office of Patents and Trademarks, which he has licensed to Pacific Shore:

DEVICE AND METHOD FOR TREATMENT OF HEADACHE

Patent Number 5,700,238

Date Granted: December 23, 1997 – United Stated Patent Office

MEDICATED WRAP

Patent Number 6,313,370 B1

Date Granted: November 6, 2001 - United Stated Patent Office

MEDICATED WRAP

Patent Number: 7186260

Date Granted: March 6, 2007 - United Stated Patent Office

Administrative Order and Settlement with State Securities Commissions

In July 2011, the Pennsylvania Securities Commission issued a Summary Order to Cease and Desist against Pacific Shore and our President, Matthew Mills. The Summary Order directed respondents to cease from making telephone solicitations to persons with whom they did not have a pre-existing business relationship. We achieved a settlement with the Commission which resulted in the Summary Order being rescinded on November 22, 2011.

On August 7, 2013, the California Department of Business Oversight issued a Desist and Refrain Order (the “Order”) against Pacific Shore and Matthew Mills. The Order asserted that in June 2011, the respondents had offered shares from the State of California by calling a person with whom they did not have a pre-existing relationship. Respondents believe that this Order stems from the same facts as the Pennsylvania Order that was rescinded. The California Order stated that the respondents were to cease and desist from further offer or sale of securities in the State of California until qualification is made or unless the offer and sale are exempt from qualification. In October 2013, Pacific Shore commenced a private placement of common stock in compliance with Rule 506(c) of Regulation D of the Securities Act of 1933, as amended, which is exempt from qualification in California and permits general solicitation.

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Administrative Order for Temporary Suspension by Securities and Exchange Commission

The Company received a certified letter on September 22, 2016 which was dated September 16, 2016 from the Securities and Exchange Commission (“SEC”). This letter issued an Order Temporarily Suspending Exemption of the Company’s Regulation A+ Offering due to the Company not filing its 2015 Annual Report on Form 1-K by April 30, 2016. On September 19, 2016, the Company filed its 2015 Annual Report on Form 1-K and 2016 Semiannual Report on Form 1-SA with the SEC, which acknowledged them. The Company has requested the suspension be lifted and the offering be reinstated as the appropriate filings have been made by us and received by the SEC. The Company believed in good faith that its first report to the SEC was due on September 30, 2016 rather than April 30, 2016 because our offering did not commence until February 3, 2016 due to the timing of the final review of the Offering Statement by FINRA. The Company opposes the SEC’s request for a permanent suspension. A hearing on the matter was held on January 10, 2017 and January 25, 2017 and post-hearing briefing was completed on April 7, 2017. No claims for damages, rescission or relief other than a permanent suspension have been asserted by the SEC. The Company has and continues to vigorously oppose the SEC’s request for a permanent suspension.

Compensation of Executive Officers

Since its inception in February 2014, Med-X paid the following annualized salaries to its executive officers:

Name	Capacities in which compensation was received	Cash compensation ($)		Other compensation ($)	Total compensation ($)

Dr. David E. Toomey	Chief Executive Officer	$0		$0	$0

Matthew A. Mills	President and Chief Operating Officer	$0		$0	$0

Ronald J. Tchorzewski	Chief Financial Officer	$0		$0	$0

Jennifer J. Mills	Executive Vice President of Human Resources and Corporate Secretary	$36,000	(1)	$0	$36,000	(1)

______________

(1)	Med-X commenced paying this person a monthly salary of $3,000, which commenced on April 1, 2015.

We may commence paying salaries and providing other employment benefits to our executive officers in the near future in amounts to be determined by our board of directors, when the Company has sufficient funds. Our directors and executive officers are also reimbursed for their business expenses. We expect to pay employee compensation in the form of salary, bonus and benefits to other executive officers who may be hired during the fiscal year ending December 31, 2016, in amounts to be determined. The employment compensation for certain executive officers may include automobile and housing allowances.

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Employment Agreements

We have not entered into any employment agreements with our executive officers or other employees to date. We may enter into employment agreements with them in the future. A stock incentive program for our directors, executive officers, employees and key consultants has been established.

Stock Option Plan

On May 2, 2016, the Company adopted its 2016 Stock Incentive Plan (the “Plan”). The plan allows the Company to offer an option or a share purchase right to employee, director, consultant or a member of the board of directors. Under the Plan, the maximum aggregate number of shares that may be issued shall not exceeded 10,000,000 shares. The term of the option shall not exceed 10 years from the date of grant. As of grant date 37.8% of the shares shall vest on the grant date, and enter remaining portion 62.2% of the shares subject to the option shall vest each quarterly thereafter per individual option grants. The grants were made to thirteen employees, two independent directors and three consultants. The exercise price of the stock options is $0.60 per share for 3,145,000 of them and $0.66 per share for 1,000,000 of them. As of December 31, 2016 the grant date fair value of the option was $635,624 and the amount expensed during the year was $351,553.

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for each applicable period.

(1) Risk-free interest rate - Risk-free interest rate was based on the US Treasury bond yield for a similar duration, as of the day of grant.

(2) Volatility - Volatility was based on the volatility of the Company, analyzed over historical weekly share prices for one year immediately prior to the day of grant.

(3) Dividend yield - Dividend yield was estimated by the Company based on its expected dividend policy over the contractual life of the options.

(4) Fair value of the ordinary shares - When estimating the fair value of the ordinary shares on the grant dates, management used the pricing in the most recent financing activities.

The following is a summary of the Company’s stock option activity for the year ended December 31, 2016:

		Weighted	Aggregate
	Options	Average	Intrinsic
	Outstanding	Exercise Price	Value

Outstanding at December 31, 2015	-	$-	$-
Granted	4,145,000	$0.61
Canceled	-
Exercised	-
Outstanding at December 31, 2016	4,145,000	$0.61
Exercisable at December 31, 2016	2,360,438	$0.61

The number and weighted average exercise prices of all options outstanding as of December 31, 2016, are as follows:

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Options Outstanding
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	31-Dec-16	Price	(Years)

$0.66	1,000,000	$0.66	4.3
$0.60	3,145,000	$0.60	9.3
	4,145,000	$0.61	7.9

The number and weighted average exercise prices of all options exercisable as of December 31, 2016, are as follows:

Options Exercisable
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	31-Dec-16	Price	(Years)

$0.66	687,500	$0.66	4.3
$0.60	1,672,938	$0.60	9.3
	2,360,438	$0.61	7.9

Warrants

During 2016 the Company issued 209,444 warrants under an Agreement with a third-party platform as part of its compensation for handling the Regulation A+ investor activity. The number of warrants were calculated based upon the number of investors during each period. The exercise price of the warrants is at $.60 per share which is the same as current Offering price. Since the warrants were issued in connection with raising equity there was no income statement impact of the issuance of the warrants as the entry to record the warrants at their fair value of $53,903, was a debit to Additional Paid in Capital with the credit offset to Additional Paid in Capital.

The fair value of the warrants was computed using the same assumptions described in the discussion of Stock Based Compensation Expense. These warrants are plain vanilla warrants and are classified as equity as there is no reset or other provisions to affect their classifications.

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Board of Directors

Our board of directors currently consists of six directors. Two of our directors are “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our board of directors in the future, to serve on our planned committees.

Committees of the Board of Directors

We plan to establish an audit committee, compensation committee and a nominating and governance committee. Until such committees are established, matters otherwise addressed by such committees will be acted upon by independent directors, who will advise the whole board of directors in the course of seeking authorization for any proposed resolutions, or for general reports and recommendations. The following is a brief description of our contemplated committees.

Audit Committee. We plan to establish an audit committee consisting of members considered to be independent as defined in Rule 4200 of FINRA’s listing standards and who meet the applicable FINRA listing standards for designation as an “Audit Committee Financial Expert.” Currently management does not believe that it has an independent director who qualifies as a financial expert to form the planned audit committee. Our board of directors also plans to adopt a written charter of the audit committee. The functions of the audit committee will include:

•	meeting with management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	engaging and pre-approving audit and non-audit services to be rendered by our independent auditors;

•	recommending to the board of directors the engagement of our independent auditors and oversight of the work of the independent auditors;

•	reviewing our financial statements and periodic reports and discussing the statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters; and

•	administering and discussing with management and our independent auditors our code of ethics.

Compensation Committee. We plan to establish a compensation committee. The functions of the compensation committee will include:

•	reviewing and, as it deems appropriate, recommending to the board of directors, policies, practices and procedures relating to the compensation of our directors and executive officers and the establishment and administration of certain employee benefit plans;

•	exercising authority under certain employee benefit plans; and

•	reviewing and approving executive officer and director indemnification and insurance matters.

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Corporate Governance and Nominating Committee. We plan to establish a corporate governance and nominating committee. The functions of the corporate governance and nominating committee will include:

•	developing and recommending to the board of directors our corporate governance guidelines;

•	overseeing the evaluation of the board of directors;

•	identifying qualified candidates to become members of the board of directors;

•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected); and

•	selecting candidates to fill vacancies on the board of directors.

Director Compensation

We currently do not pay our directors any compensation for their services as board members. Upon completion of this offering, we plan to pay our non-employee directors $100 per board meeting attended in person or telephonically. In addition, we plan to compensate members of certain of our board committees as follows: (i) each independent member of the compensation committee will receive $100 per meeting and (ii) each independent member of the compensation and governance committee will receive $100 per meeting.

Limitation of Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification.

We intend to enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, will provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

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Amendment of Certificate of Incorporation and Bylaws

Under the Nevada law, a corporation’s certificate of incorporation can be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. Our Certificate of Incorporation, as amended, does not require a larger percentage affirmative vote. As is permitted by Nevada law, our bylaws give our board of directors the power to adopt, amend or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend or repeal our bylaws.

Item 4. Security Ownership of Management and Certain Security holders

Principal Shareholders

The following table sets forth the beneficial ownership of our common shares as of December 31, 2016 reflected in this Annual Report on Form 1-K for each person or group that holds more than 5% of our common shares, for each director and executive officer of the Company and for the directors and executive officers of the Company as a group. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

Each person or entity has an address in care of our principal executive offices at 8236 Remmet Avenue, Canoga Park, California 91304.

Name and Position of Beneficial Owner	Shares Beneficially Owned Prior to Offering
	Number (1)		Percent

Matthew Mills, Chairman, President and Chief Operating Officer	61,000,000	(2)(5)	64.6%

Ronald Tchorzewski, Chief Financial Officer and Director	5,000,000	(6)	5.3%

Jennifer Mills, Corporate Secretary, Executive Vice President and Director	(3	)(5)	(3	)(5)

Dr. David Toomey, Chief Executive Officer and Director	3,000,000	(7)	3.2%

Dr. Allan Kurtz, Director (9)	*		*

Dr. Morton I. Hyson, Director (10)	*		*

Pacific Shore Holdings, Inc.	9,485,000		10.0%

Mark J. Richardson, Special Counsel (4)	5,000,000	(8)	5.3%

All directors and executive officers as a group (four persons)	69,000,000		73.1%
____________

*Represents less than 1% of our outstanding common shares.

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(1)	Total issued and outstanding shares as of December 31, 2016 was 94,404,430

(2)	These shares are owned jointly with Jennifer Mills, the wife of Matthew Mills, under applicable community property laws.

(3)	Jennifer Mills is the wife of Matthew Mills and may be deemed to be a beneficial owner of the shares of our common stock owned by him.

(4)	Mr. Richardson is Special Counsel to the Company, but is not an employee, officer or director of the Company.

(5)	Does not include vested stock options to purchase up to 343,750 shares of the Company’s common stock at an exercise price of $0.66 per share, exercisable until May 2, 2026, and an additional 156,250 unvested stock options vesting quarterly over a two year period from the date of grant, with the same terms as the vested stock options.

(6)	Does not include vested stock options to purchase up to 343,750 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026, and an additional 156,250 unvested stock options vesting quarterly over a two year period from the date of grant, with the same terms as the vested stock options.

(7)	Does not include vested stock options to purchase up to 343,750 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026, and an additional 156,250 unvested stock options vesting quarterly over a two year period from the date of grant, with the same terms as the vested stock options.

(8)	Does not include vested stock options to purchase up to 112,500 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026, and an additional 87,500 unvested stock options vesting quarterly over a two year period from the date of grant, with the same terms as the vested stock options.

(9)	Does not include vested stock options to purchase up to 19,999 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026, and an additional 30,001 unvested stock options vesting quarterly over a three year period from the date of grant, with the same terms as the vested stock options.

(10)	Does not include vested stock options to purchase up to 12,000 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026, and an additional 18,000 unvested stock options vesting quarterly over a three year period from the date of grant, with the same terms as the vested stock options.

Item 5. Interest of Management and Others in Certain Transactions

The Company leases its property for its offices and facilities from affiliates on a month to month basis at no cost except payments of the utility costs at the 600 square foot Cannabis research and cultivation center. It subleases and shares office space at no cost with Pacific Shore Holdings, Inc., a stockholder and affiliate of Med-X. It subleases the research and cultivation center from Matthew Mills, the President and Chief Operating Officer of Med-X. Mark J. Richardson, the Company’s special counsel, is a partner of Richardson & Associates, which performs legal services for Med-X as outside legal counsel. Mr. Richardson owns five million shares of the founder’s common stock of Med-X. For further details, please see “Related Party Transactions” in Item 7 “Financial Statements” (Note 6) of this Annual Report.

Item 6. Other Information

None.

29

Item 7. Financial Statements

MED-X, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

30

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Med-X, Inc.

We have audited the accompanying balance sheets of Med-X, Inc. as of December 31, 2016 and 2015, and the related statements of operations, stockholders’ deficit, and cash flows for years ended December 31, 2016 and 2015. These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Med-X, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows the years ended December 31, 2016 and 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 11 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Los Angeles, California

April 20, 2017

31

MED-X, INC.

BALANCE SHEETS
DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS
Current Assets
Cash and equivalents	$88,795	$256,008
Accounts receivable	755	200
Restricted Cash	55,726	-
Inventory	6,998	-
Total Current Assets	152,274	256,208

Property and Equipment, Net	274,923	155,747

Other Assets
Deposits for equipment purchase	-	31,011

TOTAL ASSETS	$427,197	$442,966

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$70,992	$25,294
Accrued liabilities	3,100	-
Short-term loan payable	80,000	-
Deferred revenue	4,530	-
Accrued vacation	5,924	5,200
Total Current Liabilities	164,546	30,494

Total Liabilities	164,546	30,494

Stockholders' Equity
Common stock (par value of $.001; 300,000,000 shares authorized; (94,404,430 and 92,394,850 shares issued and outstanding)	94,404	92,395
Preferred stock (par value of $.001; 5,000,000 shares authorized; (No shares issued and outstanding)
Additional paid in capital	2,179,070	738,439
Accumulated Deficit	(2,010,823)	(418,362)
Total Stockholders' Equity	262,651	412,472

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$427,197	$442,966

The accompanying notes are an integral part of these financial statements

32

MED-X, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015

Sales	$16,255	$200
Cost of Goods Sold	2,274	50
Gross Profit	13,981	150

Selling General and Administrative Expenses

Selling & Marketing	688,073	115,707
Research & Development	300	13,310
Personnel & Outside Services	393,159	145,687
Non-cash Compensation	351,553	-
General and Administrative	173,357	127,673
Total Operating Expenses	1,606,442	402,377

Net Loss	$(1,592,461)	$(402,227)

Loss per Share	$(0.02)	$(0.00)
Basic and diluted
Weighted Average Shares Outstanding	93,482,461	91,209,374

The accompanying notes are an integral part of these financial statements

33

MED-X, INC.

STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED  DECEMBER 31, 2016 AND 2015

	Common Shares	Common Stock	Additional Paid in Capital	Accumulated (Deficit)	Total Equity

Balance at December 31, 2014	90,300,000	$90,300	$69,915	$(16,135)	$144,080

Shares issued for cash	2,094,850	$2,095	$1,045,330	-	$1,047,425

Offering Costs	-	$-	$(377,542)	$-	$(377,542)

Fair value of rental from shareholder	-	$-	$736	-	$736

Net Loss	-	-	-	$(402,227)	$(402,227)

Balance at December 31, 2015	92,394,850	$92,395	$738,439	$(418,362)	$412,472

Shares issued for cash	2,009,580	$2,010	$1,203,738	-	$1,205,748

Offering Costs	-	$-	$(115,397)	$-	$(115,397)

Stock Option Non-Cash Compensation	-	$-	$351,553	-	$351,553

Fair value of rental from shareholder	-	$-	$736	-	$736

Net Loss	-	-	-	$(1,592,461)	$(1,592,461)

Balance at December 31, 2016	94,404,430	$94,404	$2,179,070	$(2,010,823)	$262,651

The accompanying notes are an integral part of these financial statements

34

MED-X, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015

Net loss	$(1,592,461)	$(402,227)
Adjustment to net loss:
Stock Option Grant	351,553	-
Depreciation and amortization	72,060	31,803
Fair value of rent borne by shareholder	736	736
Changes in operating assests and liabilities:
Accounts receivable	(555)	(200)
Inventory	(6,998)	-
Prepaid expenses	-	200
Accounts payable	45,698	23,242
Deferred Revenue	4,530	-
Accrued liabilities	3,824	5,200
Net cash (used in) operating activities	(1,121,613)	(341,246)

Cash flows from investing activities:
Deposits for equipment purchase	-	(31,011)
Purchase of property and equipment	(160,226)	(82,074)
Net cash (used in) investing activities	(160,226)	(113,085)

Cash flows from financing activities:
Common stock issued for cash net of offering costs	1,090,352	669,883
Restricted Cash	(55,726)	-
Proceeds from note payable-related party	110,000	-
Repayments of note payable-related party	(30,000)	-
Net cash provided by financing activities	1,114,626	669,883

Net increase/(decrease) in cash and equivalents	(167,213)	215,552

Cash and equivalents at beginning of year	256,008	40,456

Cash and cash equivalents at end of year	$88,795	$256,008

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Income Tax	$800	$800
Interest	$-	$-

The accompanying notes are an integral part of these financial statements

35

Med-X, Inc.

December 31, 2016 and 2015

Notes to Financial Statements

NOTE 1 - Nature of Operations

Organization and Description of Business

Med-X, Inc. was incorporated in the State of Nevada on February 24, 2014. The Company is a Development Stage Company focused on the cultivation and support of the emerging Cannabis industry. Med-X, Inc. is a development stage company formed to research, develop and market ancillary products to the Cannabis industry such as Digital Media, Nature-Cide, growing compounds for cultivation and compound extraction for medicinal use. The Company is focused on segments such as compound identification and extraction of the identified Cannabidiol (CBD) compound for the seemingly forth coming medical industry demand in its newly developed state of the art indoor cultivation center.

Along the way, the Company studied super critical CO2 extraction processes, utilizing machinery manufacturing online education, as well as trial and error. In a relatively short period of time (12-18 months), the Company became proficient in understanding all the critical steps necessary to produce Cannabis essential oils, for a myriad of potential cannabis products.

Now that the Company has gathered key information from its lab activities, Med-X, Inc.’s management has recognized that the knowledge gained can immediately be used to support the Company’s efforts to sell the Nature-Cide product line to cannabis cultivators. Company’s management now realizes that the accelerated findings of its research and development has placed the Company, for the time being, in a position of no longer needing to gather further information and can utilize the findings to accelerate the Company’s revenue plan. This has led the Company to defer gathering any further information or continuing research and development of cannabis cultivation, and compound identification and extraction processes. The further development and marketing of medicinal compounds will be launched when cannabis is no longer categorized as a Schedule I substance at the federal level and therefore legalized.

In the interim, Med-X, Inc. management will use the laboratory to continue testing Nature-Cide formulations and Soil products for other aspects of agriculture and other types of integrated pest management.

36

Med-X, Inc.

December 31, 2016 and 2015

Notes to Financial Statements

NOTE 2 - Summary of Significant Accounting Policies

Principles of Reporting

This summary of significant accounting policies of Med-X, Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management which is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to allowance for doubtful accounts, inventory valuation, the useful lives and recoverability of long-lived assets, stock-based compensation and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Revenue Recognition

Revenue includes product sales. The Company recognizes revenue from product sales in accordance with ASC Topic 605 “Revenue Recognition in Financial Statements” which is at the time customers are invoiced at shipping point, provided title and risk of loss has passed to the customer, evidence of an arrangement exists, fees are contractually fixed or determinable, collection is reasonably assured through historical collection results and regular credit evaluations, and there are no uncertainties regarding customer acceptance.

The Company had Revenue during 2016 from several customer and minimal Revenue during 2015 from one customers. The Company had no returns during 2016 or 2015.

37

Med-X, Inc.

December 31, 2016 and 2015

Notes to Financial Statements

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all cash accounts that are not subject to withdrawal restrictions or penalties, and certificates of deposit with original maturities of 90 days or less to be cash equivalents. There were no cash equivalents at December 31, 2016 or 2015.

Inventory

As of December 31, 2016, the Company had a minimal level of inventory and as of December 31, 2015 the Company had no inventory. Inventory consists mainly of finished goods which are to be valued at the lower of cost or market method.

Property and Equipment

At December 31, 2016 and 2015, property and equipment consist of software, laboratory building improvements on leased land and related furniture and equipment and are stated at cost. The Company depreciates the cost of property and equipment using the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:

Years
Software and Website	5
Furniture and Equipment	3
Building Improvements	Over the term of the lease

Expenditures for maintenance and repairs are expensed as incurred.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases, including operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Offering Costs

Costs incurred in connection with raising capital by the issuance of common stock are recorded as contra equity and deducted from the capital raised.

38

Med-X, Inc.

December 31, 2016 and 2015

Notes to Financial Statements

Impairment of Long Lived Assets

Current accounting literature requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. The Company did not require any impairment to long-lived assets as of December 31, 2016 or 2015.

Fair Value of Financial Instruments

The Company follows a standard related to the accounting for financial assets and financial liabilities and items that are recognized or disclosed at fair value in the financial statements on a recurring basis, at least annually. This standard provides a single definition of fair value and a common framework for measuring fair value as well as new disclosure requirements for fair value measurements used in financial statements. Fair value measurements are based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants exclusive of any transaction costs, and are determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure fair value, the Company would use the most advantageous market, which is the market that the Company would receive the highest selling price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a fair value measurement.

The Company follows the FASB issued amendments to the accounting standards related to the measurement of liabilities that are routinely recognized or disclosed at fair value. This standard clarifies how a company should measure the fair value of liabilities, and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. The fair value accounting standard creates a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for fair value measurements for each level within the hierarchy is described below with Level 1 having the highest priority and Level 3 having the lowest.

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

Level 3: Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

39

Med-X, Inc.

December 31, 2016 and 2015

Notes to Financial Statements

The Company’s did not have any assets & liabilities to measure at fair value as of December 31, 2016 and 2015:

Stock Based Compensation

The Company records stock-based compensation as an expense to earnings net of the estimated impact of forfeited awards. As such, the Company recognizes stock-based compensation cost only for those stock-based awards that are estimated to ultimately vest over their requisite service period, based on the vesting provisions of the individual grants. The cumulative effect on current and prior periods of a change in the estimated forfeiture rate is recognized as compensation cost in earnings in the period of the revision.

Accounts Receivable

All accounts receivables are trade related. As of December 31, 2016 and 2015, the Company had minimal outstanding receivables. Therefore, there was no need for an allowance for Doubtful Accounts as of December 31, 2016 or 2015.

The Company's customer base is geographically dispersed. The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis.

Restricted Cash

The Company has funds held in escrow by an Escrow Agent received from the Company’s Regulation A+ Offering. As of December 31, 2016, the Company had $55,726. These funds are being held by the Escrow Agent. The Company is in discussion with the Escrow Agent to have funds released as there is no provision within the Escrow Agreement that allows for funds to be withheld.

Basic and Diluted Net Loss Per Share

Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no potentially dilutive securities during the years ended December 31, 2016 or 2015.

40

Med-X, Inc.

December 31, 2016 and 2015

Notes to Financial Statements

Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning after December 15, 2017 and should be applied prospectively on or after the effective date. The Company is in the process of evaluating the impact of this accounting standard update.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents on the statement of cash flows and disclosure of how the statement of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. ASU 2016-18 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other than Inventory, which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. ASU 2016-16 is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance for targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. ASU 2016-15 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its statements of cash flows.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. ASU 2016-09, which amends several aspects of accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, and classification in the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

41

Med-X, Inc.

December 31, 2016 and 2015

Notes to Financial Statements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

In November 2015, the FASB issued an ASU on the balance sheet classification of deferred taxes, which would require that deferred tax assets and liabilities be classified as non-current in the balance sheet. Current GAAP requires the presentation of deferred tax assets and liabilities as either current or non-current in the balance sheet. This ASU is effective for annual reporting periods beginning after December 15, 2016, including interim reporting periods within those annual reporting periods. Earlier adoption is permitted. The guidance may be applied either prospectively or retrospectively. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. To simplify the accounting for adjustments made to provisional amounts recognized in a business combination, the amendments eliminate the requirement to retrospectively account for those adjustments. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments should be applied prospectively to adjustments to provisional amounts that occur after the effective date with earlier application permitted for financial statements that have not been issued. The Company does not expect this ASU to have a material impact on its financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory, which requires an entity to measure inventory within the scope at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The effective date for the standard is for fiscal years beginning after December 15, 2016. Early adoption is permitted. The Company does not expect this ASU to have a material impact on its financial statements.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 810) - Amendments to the Consolidation Analysis”, which provides guidance for reporting entities that are required to evaluate whether they should consolidate certain legal entities. In accordance with ASU 2015-02, all legal entities are subject to reevaluation under the revised consolidation model. ASU 2015-02 is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted. This ASU does not have a material impact on the Company’s financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

42

Med-X, Inc.

December 31, 2016 and 2015

Notes to Financial Statements

NOTE 3 – Property and Equipment

Property and equipment are summarized by major classifications as follows as of December 31, 2016 and 2015:

	2016	2015
Buildings & improvements	$158,065	$158,065
Furniture & equipment	80,722	29,485
Software	140,000	-0-
	378,787	187,550
Less: Accumulated depreciation	103,864	31,803
	$274,923	$155,747

NOTE 4 – Income Taxes

The provision (benefit) for income taxes consists of the following components:

	2016	2015
Current	$-0-	$-0-
Deferred	-0-	-0-
	$-0-	$-0-

43

Med-X, Inc.

December 31, 2016 and 2015

Notes to Financial Statements

The effective income tax rate for the years ended December 31, 2016 and 2015 consisted of the following:

	2016	2015
Federal statutory income tax rate	(35.00%)	(35.00%)
State income taxes-net	(5.75%)	(5.75%)
Valuation allowance	40.75%	40.75%
Permanent difference	0.00%	0.00%
Net effective income tax rate	0.00%	0.00%

The Company’s total deferred tax asset, deferred tax liabilities, and deferred tax asset valuation allowance as of December 31 were as follows:

	2016	2015
Net operating loss carryforward	$676,152	$168,544
Less: valuation allowance	(676,152)	(168,544)

Net Deferred tax assets	-	-

The deferred tax asset was based upon a net operating loss carryforward of approximately $1,659,000 and $418,000 as of December 31, 2016 and 2015. Realization of the future tax benefits related to the deferred tax asset is dependent upon many factors, including the Company’s ability to generate future taxable income. Due to the uncertainty of future earnings, management is unable to predict whether the deferred tax asset will be realized and, accordingly, has recorded a full valuation allowance against this asset. According to Internal Revenue Service Publication 536 the Company has 20 years in which to utilize its net operating loss carryforward. The loss carryforward will begin to expire in 2034.

The federal and state income tax returns of the Company for 2014 and 2015are subject to examination by the Internal Revenue Service, generally for three years and State Franchise Tax Board for four years after they were filed. The Company's tax returns for the period from inception (February 24, 2014) to December 31, 2015are open for assessment.

The Company had no uncertain tax positions at December 31, 2016 or 2015.

44

Med-X, Inc.

December 31, 2016 and 2015

Notes to Financial Statements

NOTE 5 – Lease and Commitments

The Company conducts its operations from facilities located in Canoga Park, California. Currently the Company has an agreement with one of its affiliates, Pacific Shore Holdings, Inc., whereby the Company utilizes minimal space for Administrative purposes. Pacific Shore does not charge a monthly lease fee to the Company as Pacific Shore received 10,000,000 shares of common stock as forgiveness of lease commitment and other expenses.

The Company also has entered into a 5 year lease for approximately 600 square feet of land from one of its Executives on which the Company has constructed its own test facility. The Company’s cost for the use of the land is that it pays the utilities related to the property. The Company has accounted for the fair value of the rent separately in these financial statements (See Note 6 below).

NOTE 6 – Related Party Transactions

The Company, as disclosed in Note 5 – Leases and Commitments, leases approximately 600 square feet of land from one of its Executives. The fair market value of the lease was $736 which was expensed during 2016 and $736 during 2015. In addition, the Company is provided use of minimal administrative office space at the offices of an affiliate, Pacific Shore Holdings, Inc. Mark Richardson of the law firm Richardson & Associates, a director and shareholder of the Company, provides legal services related to SEC activities to the Company at no charge. The Company incurred legal expenses paid to Richardson & Associates of $4,796 and incurred additional legal expenses of $17,199 in 2016 for legal services provided. The Company incurred legal expenses paid to Richardson & Associates of $19,560 which was included in Offering Costs related to the Company’s Regulation A+ equity raise and $298 which was expensed in 2015. In addition, Mr. Richardson received Founder’s shares in the Company, which had no value as the Company did not have any assets or operations at the time the shares were issued.

On April 14, 2015, the Company loaned Pacific Shore Holdings, Inc. $ 40,000 as a short-term non-interest bearing loan to be repaid in sixty days. The loan was repaid in full on May 29, 2015.

During 2015 the Company reimbursed Pacific Shores $14,377 for expenses paid on the Company’s behalf.

During 2016 the Company borrowed from Pacific Shore Holdings, Inc. a total of $110,000 as a short-term non-interest bearing loan. During December 2016, the Company repaid Pacific Shore Holdings, Inc. $30,000 of the short-term loan and reimbursed $9,613 for expenses paid on the Company’s behalf. The Company also has a payable to Pacific Shores of $38,375 and a short-term loan payable in the amount of $80,000 at December 31, 2016.

The majority of the Company’s Board of Directors and Officers are also members of the Board of Directors and are Officers of the Company’s affiliate Pacific Shore Holdings, Inc. Pacific shore Holdings, Inc. also sells to the Company its Nature-Cide product for resale utilized by the cannabis cultivation segment of the industry.

45

Med-X, Inc.

December 31, 2016 and 2015

Notes to Financial Statements

NOTE 7 – Concentration of Credit Risks

Concentration of Major Customers

As of December 31, 2016, the Company’s trade accounts receivable was $755 from one customer and as of December 31, 2014 the Company's trade accounts receivable was $200 with one customer, thus no concentration of credit risk.

For the year ended December 31, 2016 the Company received 94% of its revenue from three customers and for the year ended December 31, 2015 the Company received 100% of its revenue from one customer. As of December 31, 2016, the specific concentration was Customer A at 44%, Customer B at 26% and Customer C at 24%.

Concentration of Supplier Risk

As of December 31, 2016, and 2015 the Company is still operating as a development stage company. Therefore, there are no specific vendor dependencies which would result in a concentration risk.

NOTE 8 – Common Stock

During 2016 the Company issued 2,009,580 shares of common stock at $.60 per share. 1,454,247 shares were issued under the Regulation A+ Offering commencing on or about February 8, 2016. The Company received net proceeds of $758,352 from this offering. An additional 555,333 shares were issued under a private placement on or about October 1, 2016. The Company received net proceeds of $332,000 from this offering.

During 2015 the Company issued 2,094,850 shares of common stock, at a price of $.50 per share, under a private placement offered by the Company. The Company received net proceeds of $847,393 from this offering.

In August of 2015 the Company filed with the Securities and Exchange Commission (SEC) Form 1-A to raise equity under Regulation A+. The share price was $.60 per share with a minimum investment of $420. In November 2015 the Company received a notice from the SEC qualifying the Company to raise capital under Regulation A+. In December 2015 the Company began a “Test the Waters” program through the crowdfunding portal StartEngine to gauge interest from potential investors. In February 2016 the Company began selling shares under Regulation A+ at $.60 per share.

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Med-X, Inc.

December 31, 2016 and 2015

Notes to Financial Statements

NOTE 9 – Stock Options

On May 2, 2016, the Company adopted its 2016 Stock Incentive Plan (the “Plan”). The plan allows the Company to offer an option or a share purchase right to employee, director, consultant or a member of the board of directors. Under the Plan, the maximum aggregate number of shares that may be issued shall not exceeded 10,000,000 shares. The term of the option shall not exceed 10 years from the date of grant. As of grant date 37.8% of the shares shall vest on the grant date, and enter remaining portion 62.2% of the shares subject to the option shall vest each quarterly thereafter per individual option grants. The grants were made to thirteen employees, two independent directors and three consultants. The exercise price of the stock options is $0.60 per share for 3,145,000 of them and $0.66 per share for 1,000,000 of them. As of December 31, 2016 the grant date fair value of the option was $635,624 and the amount expensed during the year was $351,553.

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for each applicable period.

(1) Risk-free interest rate - Risk-free interest rate was based on the US Treasury bond yield for a similar duration, as of the day of grant.

(2) Volatility - Volatility was based on the volatility of the Company, analyzed over historical weekly share prices for one year immediately prior to the day of grant.

(3) Dividend yield - Dividend yield was estimated by the Company based on its expected dividend policy over the contractual life of the options.

(4) Fair value of the ordinary shares - When estimating the fair value of the ordinary shares on the grant dates, management used the pricing in the most recent financing activities.

The following is a summary of the Company’s stock option activity for the years ended December 31, 2016:

		Weighted
		Average	Aggregate
	Options	Exercise Price	Intrinsic
	Outstanding	Price	Value

Outstanding at December 31, 2015	-	-	$-
Granted	4,145,000	$0.61
Canceled	-
Exercised	-
Outstanding at December 31, 2016	4,145,000	$0.61
Exercisable at December 31, 2016	2,360,438	$0.61

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Med-X, Inc.

December 31, 2016 and 2015

Notes to Financial Statements

The number and weighted average exercise prices of all options outstanding as of December 31, 2016, are as follows:

Options Outstanding
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	31-Dec-16	Price	(Years)

$0.66	1,000,000	$0.66	4.3
$0.60	3,145,000	$0.60	9.3
	4,145,000	$0.61	7.9

The number and weighted average exercise prices of all options exercisable as of December 31, 2016, are as follows:

Options Exercisable
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	31-Dec-16	Price	(Years)

$0.66	687,500	$0.66	4.3
$0.60	1,672,938	$0.60	9.3
	2,360,438	$0.61	7.9

NOTE 10 – Warrants

During 2016 the Company issued 209,444 warrants under an Agreement with a third-party platform as part of its compensation for handling the Regulation A+ investor activity. The number of warrants were calculated based upon the number of investors during each period. The exercise price of the warrants is at $.60 per share which is the same as current Offering price. Since the warrants were issued in connection with raising equity there was no income statement impact of the issuance of the warrants as the entry to record the warrants at their fair value of $53,903, was a debit to Additional Paid in Capital with the credit offset to Additional Paid in Capital.

The fair value of the warrants was computed using the same assumptions described in Note 9. These warrants are plain vanilla warrants and are classified as equity as there is no reset or other provisions to affect their classifications.

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Med-X, Inc.

December 31, 2016 and 2015

Notes to Financial Statements

NOTE 11 – Going Concern

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. In the year ended December 31, 2016 and for the year ended December 31, 2015, the Company incurred a net loss of $ $1,592,461 and $402,227, respectively. The Company has an accumulated deficit of $2,010,823 as of December 31, 2016. In addition, the Company had negative cash flows from operating activities of $1,121,613 for 2016. Continued losses may adversely affect the liquidity of the Company in the future. In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. Management devoted considerable effort during the years ended December 31, 2016 toward (i) obtaining additional equity capital (ii) controlling salaries and general and administrative expenses, (iii) management of accounts payable, (iv) evaluation of its distribution and marketing methods, and (v) increasing marketing and sales. In order to control general and administrative expenses, the Company has established internal financial controls in all areas, specifically in hiring and overhead cost. The Company has also established a hiring policy under which the Company will refrain from hiring additional employees unless approved by the Chief Executive Officer and Chief Financial Officer. Accounts payable are reviewed and approved or challenged on a daily basis. Senior management reviews the annual budget to ascertain and question any variance from plan, on a quarterly basis, and to anticipate and make adjustments as may be feasible.

NOTE 12 – Legal Proceeding

As of the date of this Audit Report there are no pending legal proceedings.

49

Med-X, Inc.

December 31, 2016 and 2015

Notes to Financial Statements

NOTE 13 – Other Events

The Company received a certified letter on September 22, 2016, dated September 16, 2016, from the Securities and Exchange Commission (“SEC”). The letter issued an Order Temporarily Suspending Exemption of the Company’s Regulation A+ Offering due to the Company not filing its 2015 Annual Report on Form 1-K by April 30, 2016. On September 19, 2016, the Company filed its 2015 Annual Report on Form 1-K and 2016 Semiannual Report on Form 1-SA with the SEC. The Company has requested the suspension be lifted and the offering be reinstated as the appropriate filings have been made by us and received by the SEC. The Company believed in good faith that its first report due to the SEC was the Semiannual Report on Form 1-SA due on September 30, 2016. The Company had a hearing with the SEC to have the temporary suspension order vacated. The hearing was initially scheduled for December 14, 2016. This hearing was subsequently rescheduled for mid-January 2017. There is no assurance that the Company will prevail in the hearing and have the order vacated.

NOTE 14 – Subsequent Events

In January 2017, the Company attended its hearing with the SEC regarding the Temporary Suspension of the Company’s Regulation A+ Offering. As of the date of this Audit Report there has not been a final determination of the outcome. There is no assurance that the Company will prevail in the hearing and have the order vacated.

In February 2017, the Company borrowed $40,000 from Pacific Shore Holdings, Inc. as a short term loan, in March 2017 the Company borrowed an additional $44,500 from Pacific Shore Holdings, Inc. as a short term loan and in April 2017 the Company borrowed an additional $3,000 from Pacific Shore Holdings, Inc. as a short term loan. These advances are planned to be repaid by the Company within 12 months.

On of April 7, 2017 the Company submitted its Responsive Post-Hearing Brief to the SEC Administrative Law Judge. As of the date of this report there has been no decision handed down by the Administrative Law Judge.

Through April 20, 2017 the Company has sold 20,000 common shares. The Company received net proceeds of $12,000 from this offering.

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Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description

2.1	Articles of Incorporation *
2.2	Bylaws *
4.1	Subscription Documents*
6.1	License Agreement, dated September 1, 2014, by and between Med-X, Inc., as the Licensee, and Pacific Shore Holdings, Inc., as the Licensor. *
6.2	Posting Agreement, dated November 12, 2015, by and between Med-X, Inc. and StartEngine Crowdfunding, Inc., with Warrant attached. *
6.3	Broker-Dealer Services Agreement with FundAmerica Securities, LLC*
6.4	Development, Marketing and Consulting Agreement with M6, dated June 20, 2016*
6.5	Agreement with Monarch Bay Securities, LLC*
8.1	Escrow Services Agreement with FundAmerica Securities, LLC*
11.1	Consent of Independent Certified Public Accountants**

____________

*	Fled with the original Offering Statement on Form 1-A originally filed by the Company on August 26, 2015, and thereafter amended.
**	Filed with this Annual Report.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this annual report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Canoga Park, California on April 24, 2017.

Med-X, Inc.

By:	/s/ Matthew Mills
Name:	Matthew Mills
Title:	President

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Mills	President of Med-X, Inc.	April 24, 2017
Matthew Mills	(Principal Executive Officer)

/s/ Ronald Tchorzewski	Chief Financial Officer of Med-X, Inc.	April 24, 2017
Ronald Tchorzewski	(Principal Financial Officer and Principal Accounting Officer)

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